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EXHIBIT 99.1



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NEWS RELEASE

FROM:               FIRST SOUTHERN BANCSHARES, INC.
CONTACT:            KAYE TOWNSEND
CORPORATE OFFICE:   102 S. COURT STREET
                    FLORENCE, ALABAMA 35631-0777
TELEPHONE:          (256) 718-4215

                         FIRST SOUTHERN BANCSHARES, INC.
                    TO RECORD A ONE-TIME $925,000 CHARGE-OFF

      Florence, Alabama, June 12, 2000 -- First Southern Bancshares, Inc., (NASDAQ: FSTH) the holding company for First Southern Bank, Florence, Alabama, has announced that the Bank is pursuing an internal investigation of possibly fraudulent loans to a commercial customer of the Bank as well as loans to several persons affiliated with the customer. These transactions will require a one- time charge-off against First Southern's loan loss reserve during the quarter ended June 30, 2000.

      Although investigation of the alleged fraudulent loans and the potential for recovery is ongoing, First Southern currently estimates that its maximum exposure for loss from these transactions is approximately $925,000, which represents the estimated uncollected balance of the outstanding balances on the subject loans. The Bank is also coordinating with the Federal Deposit Insurance Corporation and the Superintendent of Banks of the State of Alabama regarding these transactions and the ongoing investigation.

      Based on preliminary estimates of its exposure due to the fraudulent loans, First Southern has charged-off $925,000 during the second quarter ended June 30, 2000 against its existing $1.5 million loan loss reserve. During this same quarter, First Southern expects to restore its loan loss reserve to approximately $1.5 million, or 0.96% of total loans. These transactions are expected to negatively impact earnings after tax for the second quarter of approximately $0.44 per share.

      Charles L. Frederick, Jr., President of First Southern, said, "The $925,000 appears to be the maximum potential charge-off in the eventuality that no recovery is possible, but the facts are still being investigated." Frederick continued, "We are currently evaluating all available remedies and intend to aggressively pursue all avenues for restitution."

      "In spite of this event, our overall financial condition remains solid and our depositors' funds are secure. We must accept that we may have been victimized by a fraudulent scheme and learn from the unfortunate experience. We plan to tackle the issues raised by this situation head-on and move forward with our current operating strategy of maximizing profits through an increase in our average interest rate spread."


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      At March 31, 2000,  First Southern  Bancshares,  Inc. had assets of $180.7 million and stockholders' equity of $13.6 million. First Southern Bank is headquartered in Florence, Alabama, and operates through its executive/branch office in Florence and through five other full service branches located in Lauderdale and Colbert Counties, Alabama. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

      Statements contained in this news release, which are not historical facts, are forward looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.